UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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KOHL’S CORPORATION

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KOHL’S CORPORATION ISSUED THE FOLLOWING PRESS RELEASE ON APRIL 29, 2022:

Kohl’s Incoming Chair Peter Boneparth Sends Letter to Shareholders

Details steps the Board is taking to maximize shareholder value

Outlines threat posed by Jonathan Duskin and Macellum’s inexperienced slate to shareholder value

Kohl’s urges shareholders to VOTE the BLUE Proxy Card FOR ALL 13 of the Company’s highly qualified Directors today

For more information, investors can visit www.KohlsMomentum.com

MENOMONEE FALLS, Wis. - April 29, 2022 - Kohl’s Corporation (NYSE:KSS) (“Kohl’s” or the “Company”) today mailed a letter to shareholders on behalf of incoming Chair Peter Boneparth in connection with the Company’s Annual Meeting of Shareholders (the “Annual Meeting”), which is scheduled to be held on May 11, 2022. Kohl’s shareholders of record as of the close of business on March 7, 2022 will be entitled to vote at the Annual Meeting.

PROTECT THE VALUE OF YOUR INVESTMENT IN KOHL’S – VOTE THE BLUE PROXY CARD TODAY FOR ALL OF KOHL’S HIGHLY QUALIFIED DIRECTOR NOMINEES

Dear Fellow Shareholder,

I’m writing to share my perspective on what’s at stake in this proxy contest and to ask that you vote the BLUE proxy card for all 13 of Kohl’s director nominees. As a current Board member and your incoming independent chair, I believe it’s crucial that you understand the effort your Board has put into overseeing Kohl’s strategy, as well as the concrete risks presented by Macellum’s inexperienced slate of directors.

On behalf of the entire Kohl’s Board, I want to thank our shareholders for your engagement and feedback during this contest. We have been greatly encouraged by your support for our business strategy and capital allocation plan, as well as the recent public endorsement of all 13 of our slate of Directors from one of our largest shareholders.

Your Board is taking the right steps to maximize value for all shareholders. We are recently refreshed, adding six independent directors in the last three years, including three who joined the Board last year as part of the settlement with Macellum and other investors. We are also continuing to deliver on the strategy we unveiled in October 2020, which helped us achieve record EPS last year and allowed us to double our annual dividend to $2 per share for 2022. Additionally, as we previously disclosed, following the receipt of unsolicited bids earlier this year, your Board has designated its Finance Committee to lead a robust and intentional process to explore strategic alternatives to maximize value with the assistance of Goldman Sachs.

I can attest to the fact that this is a thorough, disciplined process. To date, Goldman Sachs has engaged with over 25 parties. Select bidders who have put forward preliminary, non-binding proposals have been given access to a data room containing over 55,000 documents with more than 550,000 pages and they and their representatives have had due diligence meetings with management. As part of this process, your Board is thoroughly testing Kohl’s standalone strategic plan against potential alternatives.

The next step is for interested bidders to put forward proposals with financing commitments and binding documentation. This Board has been conducting a robust and thorough process and keeping this Board in place will ensure the process is not disrupted or hindered. Your Board’s focus throughout this process is choosing the path that maximizes shareholder value.

At this pivotal time for Kohl’s, we have the right Board to oversee this engagement and the Company’s strategy, always with the goal of maximizing shareholder value. We believe a review of your Board’s qualifications alongside those of Macellum’s slate shows that your current leadership is best suited to continue to guide the Company forward.

Simply put, Kohl’s Board has the right experience and expertise to grow and protect the value of your investment. Every member of your Board has extensive retail or consumer-facing industry experience at the executive or Board level from blue-chip companies including Walmart, Kroger, Burlington and lululemon. Ten of our directors have technology, e-commerce, or digital experience from their roles as senior executives at leading retailers, making them equipped to drive the increasingly important omnichannel strategy within retail. Additionally, eight of our directors are current or former CEOs and twelve of our directors have marketing or brand management experience.

In contrast, Macellum’s slate is notably underqualified:

•	Six of ten Macellum nominees have never served on a public company board, and none have served on a retail company board of comparable size to Kohl’s.

•	Several Macellum nominees are directly associated with bankruptcies and/or have overseen significant value destruction.

•	Only one of Macellum’s nominees has technology, e-commerce, or digital experience, a critical area to drive an omnichannel strategy within retail.

Macellum has taken a short-term focus throughout the course of its campaign and does not offer any proposals that would deliver long-term, sustainable value. Perhaps most concerning, Macellum appears to be advocating for a sale at any price. This was clear when Macellum criticized your Board for rejecting an initial, unsolicited offer of $64 per share, despite publicly claiming that the Company was worth far more. We also find the close professional and personal ties Macellum CEO Jonathan Duskin has with many of his nominees compromise the true independence of his slate.

Jonathan Duskin’s short-term focus is further evidenced by his firm’s recent trading of Kohl’s securities. Macellum has sold Kohl’s stock in the low $60s over the last several months while saying the stock is worth at least $100 per share. Additionally, Macellum bought call options representing approximately 2.5 million shares of Kohl’s common stock just prior to public reports of the unsolicited expression of interest to buy Kohl’s. In the following trading days, Macellum sold most of these options. [1]

Moreover, Mr. Duskin’s track record at other retailers has been disappointing for shareholders. Mr. Duskin served as director at four companies that declared bankruptcy either during or shortly after his tenure. Also, he advocated for a sale leaseback at Big Lots which reportedly thwarted a possible buyout from a private equity firm. [2] Alarmingly, one board that Mr. Duskin served on publicly stated that he inhibited their ability to increase shareholder value. It’s clear that Mr. Duskin’s short-term approach makes him unfit to serve on the Kohl’s Board.

Given the threat posed by Jonathan Duskin and Macellum’s inexperienced slate, and the fast-approaching deadline for casting your vote at this critical juncture, we ask that you vote today online or via phone for all 13 of Kohl’s director nominees – following the instructions below. Alternatively, you can simply sign and date the enclosed BLUE proxy card and return it in the postage-paid envelope provided.

Thank you for your continued support.

Sincerely,

Peter Boneparth

Incoming Chair of the Board

PROTECT THE VALUE OF YOUR INVESTMENT. VOTE THE BLUE CARD TODAY FOR ALL 13 OF KOHL’S HIGHLY QUALIFIED DIRECTORS

VISIT WWW.KOHLSMOMENTUM.COM FOR MORE INFORMATION

YOUR VOTE IS IMPORTANT!

Please refer to the enclosed BLUE proxy card for information on how to vote by telephone or by Internet, or simply sign and date the BLUE proxy card and return it in the postage-paid envelope provided.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED

TOLL-FREE, at 1-877-687-1874

BANKS AND BROKERS MAY CALL COLLECT, at 1-212-750-5833

Cautionary Statement Regarding Forward-Looking Information

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements, including statements regarding the outcome and timing of the strategic review process, are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements, and there can be no guarantee that the process will result in an agreement to sell the Company or that any such agreement will ultimately be consummated. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, (646) 775-8337, lex.suvanto@edelman.com

[1] Macellum Proxy Statement, March 18, 2022

[2] As reported by Bloomberg August 17, 2020

KOHL’S CORPORATION ISSUED THE FOLLOWING PRESS RELEASE ON APRIL 29, 2022:

Kohl’s Comments on ISS Recommendation

ISS recognizes that change of board control is unwarranted

ISS acknowledges Macellum’s true short-term motivations in declining to recommend for Jonathan Duskin

Company notes that neither recommended dissident nominee possesses M&A or public board experience

Kohl’s urges shareholders to vote “FOR ALL” highly qualified director nominees on the BLUE Proxy Card Today

Menomonee Falls, WIS. – April 29, 2022 – Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”) today issued the following statement in response to a report published by proxy advisory firm Institutional Shareholder Services (“ISS”) about the election of Directors to Kohl’s Board of Directors (the “Board”) at the Annual Shareholder Meeting on May 11, 2022.

Kohl’s is pleased that ISS agreed that a change in Board control is unwarranted. ISS noted:

“Within the context of a rapidly changing retail environment, which forced bankruptcies and liquidations of many of KSS’ competitors before and during the pandemic, KSS has been able to maintain steady margins and a strong balance sheet and has generated healthy cash flow, allowing it to pay dividends and execute share repurchases. These operating results do not paint a picture of a broken company that requires sweeping changes at the top to execute a turnaround.”

Further, in declining to recommend Macellum Advisors GP, LLC (“Macellum”) CEO Jonathan Duskin, we are pleased that ISS recognized Macellum’s true short-term motivations:

“…we note that Macellum appears to have launched this control fight at a company where a full overhaul is unnecessary primarily with a view to completing a real estate transaction.”

We strongly disagree with ISS’ recommendation that Kohl’s shareholders support two nominees from Macellum’s slate. Pamela Edwards and Jeffrey Kantor lack the experience necessary to oversee either the continued execution of Kohl’s strategy or a robust process to evaluate expressions of interest to acquire the Company. Neither dissident nominee possesses M&A or public board experience. Kohl’s believes that adding such directors at this time would be disruptive and negatively impact shareholder value.

The Kohl’s Board is conducting a robust and thorough process and keeping this Board in place will ensure the process is not disrupted or hindered. We are pleased that ISS recognized Kohl’s directors’ and Finance Committee members’ strong M&A experience, equipping them to run a comprehensive process that maximizes value for shareholders. Ten of our 13 directors have experience in M&A, and our entire board has retail or consumer-facing industry experience.

At this pivotal time for Kohl’s, we have the right Board to oversee this process as well as the Company’s strategy. Kohl’s Board remains focused on maximizing value for all shareholders and will continue to act in the best interests of all shareholders.

KOHL’S SHAREHOLDERS: WE STRONGLY URGE YOU TO VOTE FOR ALL 13 OF OUR BOARD NOMINEES TO PROTECT THE VALUE OF YOUR INVESTMENT

VOTE USING THE BLUE CARD TODAY

Cautionary Statement Regarding Forward-Looking Information

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements, including statements regarding the outcome and timing of the strategic review process, are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements, and there can be no guarantee that the process will result in an agreement to sell the Company or that any such agreement will ultimately be consummated. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and Kohl’s undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer. With more than 1,100 stores in 49 states and the online convenience of Kohls.com and the Kohl’s App, Kohl’s offers amazing national and exclusive brands at incredible savings for families nationwide. Kohl’s is uniquely positioned to deliver against its strategy and its vision to be the most trusted retailer of choice for the active and casual lifestyle. Kohl’s is committed to progress in its diversity and inclusion pledges, and the company’s environmental, social and corporate governance (ESG) stewardship. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

Lex Suvanto, (646) 775-8337, lex.suvanto@edelman.com